UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 9, 2009
WCA Waste Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of of incorporation)	000-50808 (Commission File Number)	20-0829917 (IRS Employer Identification Number)

One Riverway, Suite 1400 Houston, Texas (Address of principal executive offices)	77056 (Zip Code)
Registrant’s telephone number, including area code: (713) 292-2400
NOT APPLICABLE
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On December 9, 2009, WCA Waste Corporation (the “Company”), WCA of Massachusetts, LLC, a Delaware limited liability company (“WCA Massachusetts”), WCA of Ohio, LLC, a Delaware limited liability company (“WCA Ohio” and, together with WCA Massachusetts and the Company, the “WCA Parties”) entered into an Equity Interest and Asset Purchase Agreement (the “Agreement”) with Live Earth LLC, an Ohio limited liability company (“Live Earth”), Champion City Recovery, LLC, a Massachusetts limited liability company (“CC”), Boxer Realty Redevelopment, LLC, a Massachusetts limited liability company (“BR”), Sunny Farms Landfill LLC, an Ohio limited liability company (“SF”) and New Amsterdam & Seneca Railroad Company, LLC, an Ohio limited liability company (“NA” and, together with CC, BR and SF, the “Live Earth Companies”) on the other hand (Live Earth, together with the Live Earth Companies, the “Live Earth Parties”). Pursuant to the Agreement, the WCA Parties will acquire all of the outstanding equity interests of the Live Earth Companies and certain assets and related liabilities held by Live Earth that relate to the Live Earth Companies, including the Sunny Farms Landfill, a 457 acre site permitted to accept municipal solid waste, industrial waste and construction and demolition debris located in Seneca County, Ohio. Additional operations to be acquired from Live Earth include, Champion City Recovery, a transfer station permitted to accept 1,000 tons a day located south of Boston, Massachusetts and a rail haul operation over a Class 1 rail line transporting waste from the east coast to Sunny Farms Landfill. The landfill is currently averaging approximately 3,200 tons per day.
     The Agreement provides for the Company to pay, as acquisition consideration, $2,000,000 in cash, the repayment of approximately $16,750,000 of indebtedness of the Live Earth Parties, the issuance of up to 5,555,556 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), which includes 3,555,556 shares to be issued at closing and up to 2,000,000 shares of Common Stock that may be issued pursuant to certain earn-out provisions set forth in the Agreement (the “Earn-Out Shares”). The earn-out payments are based on the achievement of specified EBITDA targets for any four consecutive fiscal quarters from the closing date to December 31, 2012 as described in the Agreement. If on or before December 31, 2012, the acquired business achieves $6.25 million in EBITDA for any four consecutive fiscal quarters, then 1,555,556 of the Earn-Out Shares will be issued subject to the terms of the Agreement. If on or before December 31, 2012, the acquired business achieves $7.0 million in EBITDA for any four consecutive fiscal quarters, then 444,444 of the Earn-Out Shares will be issued subject to the terms of the Agreement.
     The closing of the acquisition is subject to certain conditions, including regulatory approvals and the approval of the Company’s stockholders of the issuance of up to 5,555,556 Shares of Common Stock.
     A copy of the Equity Interest and Asset Purchase Agreement is filed as Exhibit 10.1 hereto and is incorporated by reference into this Item 1.01.
Item 7.01 — Regulation FD Disclosure
     On December 15, 2009, the Company issued a press release announcing that on December 9, 2009 it entered into the Agreement, pursuant to which the WCA Parties will acquire all of the outstanding equity interests of the Live Earth Companies and certain assets and related liabilities held by Live Earth that relate to the Live Earth Companies.
     A copy of the press release is furnished as Exhibit 99.1 to this Current Report. In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the attached Exhibit 99.1 shall be deemed to be “furnished” and not “filed” for purposes of the Securities Exchange Act of 1934, as amended.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit Number	Description
10.1	Equity Interest and Asset Purchase Agreement dated December 9, 2009
99.1	Press Release dated December 15, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WCA WASTE CORPORATION
Date: December 15, 2009	/s/ Charles A. Casalinova
Charles A. Casalinova
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Equity Interest and Asset Purchase Agreement dated December 9, 2009
99.1	Press Release dated December 15, 2009